Exhibit 99.1
Imperial Oil announces 2005 financial and operating results
Calgary, February 2, 2006 — Imperial Oil today announced net income for 2005 of $2,600 million (or $7.59 per share). This was the highest net income in the company’s history, surpassing the previous record of $2,052 million (or $5.74 a share) in 2004. Fourth quarter earnings were $1,016 million, (or $3.00 a share) in 2005, compared with $538 million (or $1.53 a share) in the fourth quarter of 2004.
In 2005, higher realizations for crude oil, natural gas and Cold Lake bitumen, and stronger refining margins contributed positively to earnings when compared to 2004. Increased natural gas and Cold Lake volumes made a further positive contribution. These factors were partly offset by a stronger Canadian dollar, lower volumes at Syncrude, the natural decline of conventional crude oil volumes, and higher planned maintenance impacting refinery operations. Operating costs increased, primarily driven by higher energy costs and higher Syncrude maintenance expenses. In addition, stock-related compensation expenses were higher than a year earlier and costs associated with the head office relocation were incurred in 2005. Included in net income in 2005 was a gain on sale of assets, mainly from the Redwater and North Pembina fields.
Total operating revenues were $7,464 million in the fourth quarter of 2005 and $27,797 million for the year, versus $6,142 million and $22,408 million in the corresponding periods of 2004. Capital and exploration expenditures were $402 million in the fourth quarter and $1,475 million for the year, compared with $418 million and $1,445 million respectively in 2004. In 2005, Imperial repurchased more than 17.5 million shares for $1,795 million. The company’s balance of cash and marketable securities at the end of 2005 was $1,661 million, versus $1,279 million at the end of 2004.
“In 2005, solid operations coupled with a strong price environment resulted in record earnings, allowing more than $2.1 billion to be returned to shareholders in the form of share repurchases and dividends,” said Tim Hearn, the company’s chairman, president and chief executive officer. “It also resulted in the best safety performance ever achieved by the company, and improved performance in a number of environmental areas.”
“Imperial remains committed to delivering long term growth,” Hearn added. “This financial strength will enable continued funding of numerous major investments, such as the Mackenzie Gas Project; Kearl; and further development of Cold Lake, needed to satisfy increasing energy needs.”
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas and is also the country’s largest refiner and marketer of petroleum products, sold primarily under the Esso and Mobil brand names through a coast-to-coast supply network that includes close to 2,000 retail outlets.

For further information:
Investor relations	Media relations
Susan Swan	Richard O’Farrell
(403) 237-4537	(403) 237-2710

Highlights
Best ever safety record in 2005
The company’s relentless focus on continuous improvement includes ensuring that “Nobody Gets Hurt.” In 2005, safety performance was the best on record for both employees and contractors. Rates of all workplace related injuries and illnesses, including those that required time away from work, were lower than in any prior year.
Progress on Mackenzie gas project
In November, a major milestone on the Mackenzie gas project was passed when Imperial, on behalf of its co-venturers, advised the National Energy Board that given progress in a number of key areas, the proponents were ready to proceed to public hearings. Public hearings commenced on January 25th 2006. The current scope of the proposed project includes development of an estimated six trillion cubic feet (TCF) of natural gas in the Mackenzie Delta, including 2.8 TCF at Imperial’s Taglu field, and construction of associated pipelines and facilities.
Proceeds from the sale of oil and gas assets in western Canada total $289 million
In December, as part of the company’s on-going practice to divest non-core assets, Imperial sold its wholly owned and operated Redwater field in addition to interests in the North Pembina field. Net proceeds to Imperial totaled $289 million, with a gain on sale of the assets of $163 million after tax.
Record annual production at Cold Lake
Bitumen production at Imperial’s Cold Lake, Alta., facility averaged a record 139,000 barrels a day during 2005. Construction also began on development in the northern extension area of the site, which received regulatory approval in 2004.

IMPERIAL OIL LIMITED
FINANCIAL HIGHLIGHTS (unaudited)

			Twelve months
	Fourth quarter		to December 31
	2005	2004	2005	2004

Net income (U.S. GAAP, millions of dollars)
Natural resources	671	399	2,008	1,517
Petroleum products	263	178	694	556
Chemicals	32	31	121	109
Corporate and other	50	(70)	(223)	(130)

Net income (U.S. GAAP)	1,016	538	2,600	2,052

Cash flow from operating activities	1,296	1,115	3,451	3,312
Capital and exploration expenditures	402	418	1,475	1,445

Per-share information (dollars)
Net income — basic	3.01	1.53	7.62	5.75
Net income — diluted	3.00	1.53	7.59	5.74
Dividends	0.24	0.22	0.94	0.88

Share prices — close at December 31
Toronto Stock Exchange (Canadian dollars)			115.41	71.15
American Stock Exchange (U.S. dollars)			99.60	59.38
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Beginning in the fourth quarter of 2004, the company reported its financial results based on generally accepted accounting principles (GAAP) in the United States of America. The financial results of the three previous quarters in 2004 have been recompiled and refiled under U.S. GAAP in accordance with the Canadian regulatory requirements. The comparative numbers in the MD&A are presented in U.S. GAAP. The differences between U.S. and Canadian GAAP are small for Imperial and an explanation of them as they apply to the company including a tabular reconciliation between net income reported under U.S. GAAP and under Canadian GAAP is included in note 2 to the unaudited consolidated financial statements.
OPERATING RESULTS
The company’s net income for the fourth quarter was a record $1,016 million or $3.00 a share on a diluted basis, compared with $538 million or $1.53 a share for the same quarter of 2004. Net income for the year of 2005 at $2,600 million or $7.59 a share on a diluted basis was also the best on record, exceeding the previous record achieved in 2004 of $2,052 million or $5.74 a share.
The main contributing factors for higher earnings in the fourth quarter were higher natural resources realizations and stronger refining margins, which combined for a positive impact of about $430 million. Volume performance of natural gas and Cold Lake bitumen continued to be strong. Partially offsetting these factors were higher energy costs of about $110 million, a stronger Canadian dollar of about $70 million and higher maintenance activities at Syncrude and the refineries of about $50 million. Included in fourth quarter 2005 net income was a $163 million gain on sale of the Redwater and North Pembina conventional producing fields and a favourable adjustment of $42 million to previously recorded stock-related compensation expenses based on the market prices of the company’s shares. There was a charge of $33 million in stock-related compensation expenses in the fourth quarter 2004 results. Also adversely impacting earnings in

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .)

the fourth quarter of 2004 was a write down of $42 million on a north Toronto property.
For the year of 2005, strong operational performance allowed the company to capture opportunities in an environment of higher commodity prices and industry margins. Higher realizations for crude oil, natural gas and Cold Lake bitumen and stronger refining margins contributed about $1,300 million to earnings when compared to 2004. Also positive to earnings was increased natural gas and Cold Lake bitumen volumes of about $125 million. These factors were partly offset by a stronger Canadian dollar, lower volumes at Syncrude, the natural decline of conventional crude oil volumes, and higher planned maintenance impacting refinery operations. These factors had a combined negative impact of about $590 million on earnings. Operating costs increased and impacted earnings by about $325 million, primarily driven by higher energy costs and higher Syncrude maintenance expenses. In addition, stock-related compensation expenses were $143 million higher than a year earlier and costs associated with head office relocation of about $45 million were incurred in 2005. Included in net income in 2005 was $233 million gain on sale of assets, mainly from the Redwater and North Pembina fields. Included in net income in 2004 was $32 million gain on sales of assets and a write down of $42 million on a north Toronto property.
Total operating revenues were $7,464 million in the fourth quarter and $27,797 million in the year of 2005, versus $6,142 million and $22,408 million in the same periods last year.
Natural resources

Net income from natural resources in the fourth quarter was a record $671 million, up $272 million from the fourth quarter in 2004. Earnings in the fourth quarter increased due to improved realizations for natural gas, Cold Lake bitumen, and crude oil of about $300 million. Improved realizations were dampened by the negative impact of a stronger Canadian dollar of about $55 million and higher operating costs of about $120 million, primarily driven by higher energy costs and maintenance activities at Syncrude. Included in fourth quarter 2005 net income was a $163 million gain on sale of the Redwater and North Pembina conventional producing fields.
Net income for the year of 2005, also the best on record, was $2,008 million, $491 million higher than last year. Improved realizations for crude oil, natural gas and Cold Lake bitumen of about $910 million and higher natural gas and Cold Lake bitumen volumes of about $125 million were the main reasons for the earnings increase. Their positive impact on earnings was partially offset by the unfavourable impact of a higher Canadian dollar of about $260 million, lower volumes of about $100 million at Syncrude due to higher maintenance activities, and the natural decline of conventional crude oil and natural gas liquids (NGL) volumes of about $90 million. Operating costs were also higher than a year earlier and impacted earnings by about $275 million, primarily driven by higher energy costs of about $140 million and higher Syncrude maintenance and other expenses of about $75 million. Included in net income in 2005 was $208 million gain on sale of assets, mainly from the Redwater and North Pembina fields. Included in net income in 2004 was $25 million gain on sales of assets.
While Brent crude oil prices in U.S. dollars averaged 29 and 42 percent higher in the fourth quarter and for the year respectively compared with the same periods last year, Canadian dollar realizations for conventional crude oil increased to a lesser extent, 24 and 32 percent respectively, because of a stronger Canadian dollar.

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .)

Average U.S. dollar realizations for Cold Lake bitumen improved in the fourth quarter of 2005 and were about 17 percent higher when compared to the fourth quarter of 2004. However, in comparison to light crude oil prices, the price spread between light crude oil and Cold Lake bitumen was wider in the fourth quarter in 2005 than in the same period of 2004. The wider price spread was also evident in 2005 as Cold Lake bitumen realizations were only about 12 percent higher than a year earlier despite significantly higher light crude oil prices.
Realizations for natural gas averaged $12.35 a thousand cubic feet in the fourth quarter, up from $7.12 a thousand cubic feet in the same quarter last year. For the full year, realizations for natural gas averaged $9.00 a thousand cubic feet, up from $6.78 a thousand cubic feet in 2004.
Total gross production of crude oil and NGL was 267 thousand barrels a day, down from 274 thousand barrels in the fourth quarter of 2004. For the year, total gross production of crude oil and NGL averaged 261 thousand barrels a day, compared with 262 thousand barrels in the same period of 2004.
Gross production of Cold Lake bitumen averaged 144 thousand barrels a day during the quarter, the same as in the fourth quarter last year. For the year, gross production was a record 139 thousand barrels a day this year, up from 126 thousand barrels in 2004. Higher production was due to the cyclic nature of production at Cold Lake and increased volumes from the ongoing development drilling program.
The company’s share of Syncrude’s gross production was 56 thousand barrels a day in the fourth quarter in 2005 compared with 57 thousand barrels during the same period a year ago. During 2005, the company’s share of gross production from Syncrude averaged 53 thousand barrels a day, down from 60 thousand barrels in 2004. Lower production volumes were primarily due to the planned coker turnaround in the second quarter and unplanned maintenance to other processing units in the first quarter.
In the fourth quarter and full year, gross production of conventional crude oil averaged 37 and 38 thousand barrels a day respectively, compared with 41 and 43 thousand barrels during the corresponding periods in 2004. Natural reservoir decline in the Western Canadian Basin was the main reason for the reduced production in both periods in 2005.
Gross production of NGL available for sale was 30 thousand barrels a day in the fourth quarter, compared with 32 thousand barrels a day in the same quarter last year. During the year of 2005, gross production of NGL available for sale decreased to 31 thousand barrels a day, from 33 thousand barrels in 2004, mainly due to declining NGL content of Wizard Lake gas production.
Gross production of natural gas during the fourth quarter of 2005 was 579 million cubic feet a day, essentially unchanged from 578 million cubic feet in the same period last year. In the year, gross production was 580 million cubic feet a day, up from 569 million in 2004. The increased volumes for the year were mainly due to higher production from the Nisku, Wizard Lake and Medicine Hat fields.
In November, the company, on behalf of the Mackenzie Gas Project proponents, advised the National Energy Board of the project proponents’ readiness to proceed to public hearings on the proposed project as sufficient progress on benefits and access agreements, fiscal regime and the regulatory process had been made. Hearings began in January and are expected to continue through 2006.

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .)

In December, the company sold its wholly owned and operated Redwater field as well as interests in the North Pembina field, both located in Alberta, for net proceeds of $289 million, realizing a gain of $163 million. Oil and natural gas production for the company’s share of these two properties averaged approximately 4,370 oil-equivalent barrels a day during the third quarter of 2005.
Petroleum products

Net income from petroleum products was $263 million in the fourth quarter of 2005, compared with $178 million in the same period a year ago. 2005 net income was $694 million versus $556 million in 2004. Both the fourth quarter and full year earnings for 2005 were the best on record, improving on previous records achieved in 2004.
In the fourth quarter of 2005, stronger industry refining margins mainly contributed to the earnings increase. Marketing margins recovered to some extent when compared to the fourth quarter in 2004. Planned refinery maintenance activities were higher in the quarter impacting both refinery operations and expenses and reducing earnings by about $30 million. Higher energy costs of about $30 million and a stronger Canadian dollar of about $15 million also impacted fourth quarter earnings.
Higher earnings in 2005 were mainly a result of stronger industry refining margins. Marketing margins in 2005 remained at the low levels of 2004. Planned refinery maintenance activities were higher in the year impacting both refinery operations and expenses and reducing earnings by about $75 million. Higher earnings were also partially offset by a stronger Canadian dollar of about $85 million, higher energy costs of about $65 million and costs associated with the head office relocation of about $35 million.
Operating performance of the company’s four refineries was solid in the fourth quarter and during the year. Throughput at the refineries has increased, with refinery capacity utilization averaging 95 percent in the fourth quarter. Utilization for the year 2005 was 93%, repeating a record performance level that was established in 2004.
Chemicals

Net income from chemicals was $32 million in the fourth quarter, $1 million higher than in the fourth quarter last year. Higher industry margins for polyethylene and intermediate products were essentially offset by lower polyethylene sales volumes, primarily due to weaker industry demands. Full year net income was $121 million, compared with $109 million for the same period in 2004. Improved industry margins were partly offset by weaker industry demand for polyethylene products.
Corporate and other

Net income from corporate and other at positive $50 million in the fourth quarter was higher than negative $70 million in 2004. Included in fourth quarter 2005 net income was a favourable adjustment of $42 million to previously recorded stock-related compensation expenses based on the market prices of the company’s shares. There was a charge of $33 million in stock-related compensation expenses in the fourth quarter 2004 results. Also adversely impacting earnings in the fourth quarter of 2004 was a write down of $42 million on a north Toronto property. Full year net income was negative $223 million versus negative $130 million last year. Lower full year earnings were due mainly to higher stock-related compensation expenses of $143 million largely driven by the increase in the company’s share prices from a year earlier, partially offset by the absence of a write down of $42 million on a north Toronto property previously recorded in 2004.

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .)

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $1,296 million during the fourth quarter of 2005, up from $1,115 million in the same period last year. The increase in cash inflow was mainly due to higher net income and timing of income tax payments partially offset by the timing of expenditures on accounts payable balances. The $171 million reduction from net income in the fourth quarter 2005 reflects gain on asset sale, which is a non-cash item. The cash received from asset sales is reported in cash from investing activities.
Cash flow from operating activities in 2005 was $3,451 million, versus $3,312 million during the year of 2004. The increase in cash inflow was mainly due to higher net income and the impact of higher commodity prices on working capital partially offset by additional funding contributions to the employee pension plan and timing of income tax payments. The $233 million reduction from net income in 2005 reflects gain on asset sale, which is a non-cash item.
Capital and exploration expenditures were $402 million in the fourth quarter, versus $418 million during the same quarter of 2004, and $1,475 million in 2005, up from $1,445 million a year ago. For the resources segment, capital and exploration expenditures were used mainly at Syncrude and Cold Lake to maintain and expand production capacity. The petroleum products segment capital expenditures were mainly on projects which reduce the sulphur content of diesel fuel, improve operating efficiency and upgrade the network of Esso retail outlets.
In the quarter, $318 million of the company’s Canadian-dollar variable-rate loan from Exxon Overseas Corporation, due in 2006, has been extended to mature in 2008.
During the year of 2005, the company repurchased more than 17.5 million shares for $1,795 million. Under the current share-repurchase program, which began on June 23, 2005, the company has repurchased about 9.1 million shares, and can purchase up to an additional 8.0 million shares before June 22, 2006 when the current program expires.
Cash dividends of $317 million were paid in 2005, unchanged from 2004. Increase in per-share dividend payments since the third quarter of 2005 offset the reduction in the number of shares outstanding from share repurchases.
The above factors led to a increase in the company’s balance of cash and marketable securities to $1,661 million at December 31, 2005, from $1,279 million at the end of 2004.
RECENTLY ISSUED ACCOUNTING STANDARDS

Share-based payments

In December 2004, the Financial Accounting Standards Board (FASB) issued a revised Statement of Financial Accounting Standards No. 123 (SFAS 123R), “Share-based Payment.” SFAS 123R requires compensation costs related to share-based payment to be recognized in the income statement over the requisite service period. The amount of the compensation cost will be measured based on the grant-date fair value of the instruments issued. In addition, liability awards will be remeasured each reporting period through settlement. SFAS 123R is effective for the company as of January 1, 2006, for awards granted or modified after that date and for awards granted prior to that date that have not vested. In 2003, the company adopted a policy of expensing all share-based payments that is consistent with the provisions of SFAS 123R. All prior year outstanding stock option awards have vested.

IMPERIAL OIL LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued .)
The cumulative compensation expense associated with stock-related awards made in 2002, 2003 and 2004 has been recognized in the consolidated income statement using the “nominal vesting period approach”. The full cost of awards given to employees who have retired before the end of the vesting period has been expensed. The use of a “non-substantive vesting period approach” reflecting amortization based on the retirement eligibility age would not be significantly different from the nominal vesting period approach. The non-substantive vesting period approach will be applicable to grants made after the adoption of SFAS 123R on January 1, 2006.
Accounting for purchases and sales of inventory with the same counterparty

At its September 2005 meeting, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchases and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold.
The company currently records certain crude oil, natural gas, petroleum product and chemical purchases and sales of inventory entered into contemporaneously with the same counterparty as cost of sales and revenues, measured at fair value as agreed by a willing buyer and a willing seller. These transactions occur under contractual arrangements that establish the agreement terms either jointly, in a single contract, or separately, in individual contracts. This accounting treatment is consistent with long standing industry practice (although the company understands that some companies in the oil and gas industry may be accounting for these transactions as nonmonetary exchanges). The EITF consensus will result in the company’s accounts “Operating revenues” and “Purchases of crude oil and products” on the consolidated statement of income being reduced by associated amounts with no impact on net income. All operating segments will be impacted by this change, but the largest effects are in the petroleum products segment. The EITF consensus will become effective for new arrangements entered into, and modifications or renewals of existing agreements, beginning no later than the second quarter of 2006. The purchase/sale amounts included in revenue for 2005, 2004 and 2003 are shown below along with total “Operating revenues” to provide context.

millions of dollars	2005	2004	2003

Operating revenues	27 797	22 408	19 094
Amounts included in operating revenues for purchase / sale contracts with the same counterparty (a)	4 894	3 584	2 851

Percent of operating revenues	18%	16%	15%

(a) Associated costs are in “Purchases of crude oil and products”
This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED
CONSOLIDATED STATEMENT OF INCOME
(U.S. GAAP, unaudited)

			Twelve months
	Fourth quarter		to December 31
millions of Canadian dollars	2005	2004	2005	2004

REVENUES AND OTHER INCOME
Operating revenues (a) (b)	7,464	6,142	27,797	22,408
Investment and other income (4)	279	(29)	417	52

TOTAL REVENUES AND OTHER INCOME	7,743	6,113	28,214	22,460

EXPENSES
Exploration	6	7	43	59
Purchases of crude oil and products (b)	4,423	3,682	17,168	13,094
Production and manufacturing (5)	921	728	3,327	2,820
Selling and general (5) (6)	299	345	1,577	1,281
Federal excise tax (a)	312	318	1,278	1,264
Depreciation and depletion	223	252	895	908
Financing costs (7)	—	1	8	7

TOTAL EXPENSES	6,184	5,333	24,296	19,433

INCOME BEFORE INCOME TAXES	1,559	780	3,918	3,027
INCOME TAXES	543	242	1,318	975

NET INCOME (3)	1,016	538	2,600	2,052

NET INCOME PER COMMON SHARE — BASIC (dollars) (10)	3.01	1.53	7.62	5.75
NET INCOME PER COMMON SHARE — DILUTED (dollars) (10)	3.00	1.53	7.59	5.74
DIVIDENDS PER COMMON SHARE (dollars)	0.24	0.22	0.94	0.88

(a) Federal excise tax included in operating revenues	312	318	1,278	1,264

(b) Amounts included in operating revenues for purchase / sale contracts with the same counterparty (associated costs are included in “purchases of crude oil and products”)	1,388	1,060	4,894	3,584
Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S. GAAP, unaudited)
inflow/(outflow)

			Twelve months
	Fourth quarter		to December 31
millions of Canadian dollars	2005	2004	2005	2004

OPERATING ACTIVITIES
Net income	1,016	538	2,600	2,052
Adjustment for non-cash items:
Depreciation and depletion	223	252	895	908
(Gain)/loss on asset sales, after income tax (4)	(171)	(3)	(233)	(32)
Deferred income taxes and other	197	119	(116)	(90)
Changes in operating assets and liabilities:
Accounts receivable	37	(3)	(414)	(311)
Inventories and prepaids	324	185	(67)	(32)
Income taxes payable	78	30	304	462
Accounts payable	(383)	25	644	308
All other items — net (a)	(25)	(28)	(162)	47

CASH FROM (USED IN) OPERATING ACTIVITIES	1,296	1,115	3,451	3,312

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(396)	(411)	(1,432)	(1,376)
Proceeds from asset sales	326	8	440	102
Loans to equity company	—	—	—	(32)

CASH FROM (USED IN) INVESTING ACTIVITIES	(70)	(403)	(992)	(1,306)

FINANCING ACTIVITIES
Short term debt — net	—	—	18	9
Repayment of long-term debt	—	—	(21)	(8)
Issuance of common shares under stock option plan	9	5	38	13
Common shares purchased (10)	(428)	(292)	(1,795)	(872)
Dividends paid	(81)	(79)	(317)	(317)

CASH FROM (USED IN) FINANCING ACTIVITIES	(500)	(366)	(2,077)	(1,175)

INCREASE (DECREASE) IN CASH	726	346	382	831
CASH AT BEGINNING OF PERIOD	935	933	1,279	448

CASH AT END OF PERIOD	1,661	1,279	1,661	1,279

(a) Includes contribution to registered pension plans	(4)	(53)	(350)	(114)
Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED
CONSOLIDATED BALANCE SHEET
(U.S. GAAP, unaudited)

	As at	As at
	Dec. 31	Dec. 31
millions of Canadian dollars	2005	2004

ASSETS
Current assets
Cash	1,661	1,279
Accounts receivable, less estimated doubtful accounts	2,040	1,626
Inventories of crude oil and products	481	432
Materials, supplies and prepaid expenses	130	112
Deferred income tax assets	654	448

Total current assets	4,966	3,897

Investments and other long-term assets	127	130

Property, plant and equipment,	21,526	20,503
less accumulated depreciation and depletion	11,394	10,856

Property, plant and equipment (net)	10,132	9,647

Goodwill	204	204
Other intangible assets, net	153	149

TOTAL ASSETS	15,582	14,027

LIABILITIES
Current liabilities
Short-term debt	99	81
Accounts payable and accrued liabilities (6)	3,170	2,525
Income taxes payable	1,399	1,057
Current portion of long-term debt (8)	477	995

Total current liabilities	5,145	4,658

Long-term debt (8)	863	367
Other long-term obligations (9)	1,728	1,525
Deferred income tax liabilities	1,213	1,155

TOTAL LIABILITIES	8,949	7,705

SHAREHOLDERS’ EQUITY
Common shares at stated value (10)	1,747	1,801
Earnings reinvested (11)	5,466	4,889
Accumulated other nonowner changes in equity (12)	(580)	(368)

TOTAL SHAREHOLDERS’ EQUITY	6,633	6,322

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	15,582	14,027

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation. Approved by the directors February 2, 2006

/s/ T.J. Hearn	/s/ P.A. Smith
Chairman, president and chief executive officer	Controller and senior vice-president, finance and administration

IMPERIAL OIL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
1. Basis of financial statement presentation

Effective the fourth quarter of 2004, the company prepares its financial statements in accordance with the generally accepted accounting principles (GAAP) of the United States of America. Prior to the fourth quarter of 2004, the company’s financial statements were prepared in conformity with Canadian GAAP and refiled in U.S. GAAP in accordance with Canadian regulatory requirements. A reconciliation of the differences between GAAP in Canada and the United States of America as they apply to the company is provided in note 2. All amounts are in Canadian dollars unless otherwise indicated.
These unaudited consolidated financial statements follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the management, the information furnished herein reflects all known accruals and adjustments necessary for a fair presentation of the financial position of the company as at December 31, 2005, and December 31, 2004, and the results of operations and changes in cash flows for the twelve months ending December 31, 2005 and 2004. All such adjustments are of a normal recurring nature. The company’s exploration and production activities are accounted for under the “successful efforts” method.
2. Differences between United States and Canadian generally accepted accounting principles
Reconciliation of the line items of the consolidated income statement, consolidated statement of cash flows and consolidated balance sheet is provided below:
Consolidated income statement

	Reported			Reported
	under	Increase/(decrease) due to		under
millions of dollars	Cdn.GAAP	(a)	(b)	U.S.GAAP

(Fourth quarter, 2005)
Depreciation and depletion	222	1	—	223
Financing costs	14	(14)	—	—
Income taxes	537	6	—	543
Net income	1,009	7	—	1,016

(Twelve months to December 31, 2005)
Depreciation and depletion	893	2	—	895
Financing costs	49	(41)	—	8
Income taxes	1,302	16	—	1,318
Net income	2,577	23	—	2,600

(Fourth quarter, 2004)
Depreciation and depletion	251	1	—	252
Financing costs	12	(11)	—	1
Income taxes	239	3	—	242
Net income	531	7	—	538

(Twelve months to December 31, 2004)
Depreciation and depletion	903	5	—	908
Financing costs	41	(34)	—	7
Income taxes	965	10	—	975
Net income	2,033	19	—	2,052

IMPERIAL OIL LIMITED
Consolidated statement of cash flows

	Reported			Reported
	under	Increase/(decrease) due to		under
millions of dollars	Cdn.GAAP	(a)	(b)	U.S.GAAP

(Fourth quarter, 2005)
Net income	1,009	7	—	1,016
Depreciation and depletion	222	1	—	223
Deferred income taxes and other	191	6	—	197
Cash from (used in) operating activities	1,283	13	—	1,296
Additions to property, plant and equipment	(383)	(13)	—	(396)
Cash from (used in) investing activities	(57)	(13)	—	(70)

(Twelve months to December 31, 2005)
Net income	2,577	23	—	2,600
Depreciation and depletion	893	2	—	895
Deferred income taxes and other	(132)	16	—	(116)
Cash from (used in) operating activities	3,410	41	—	3,451
Additions to property, plant and equipment	(1,391)	(41)	—	(1,432)
Cash from (used in) investing activities	(951)	(41)	—	(992)

(Fourth quarter, 2004)
Net income	531	7	—	538
Depreciation and depletion	251	1	—	252
Deferred income taxes and other	116	3	—	119
Cash from (used in) operating activities	1,104	11	—	1,115
Additions to property, plant and equipment	(400)	(11)	—	(411)
Cash from (used in) investing activities	(392)	(11)	—	(403)

(Twelve months to December 31, 2004)
Net income	2,033	19	—	2,052
Depreciation and depletion	903	5	—	908
Deferred income taxes and other	(100)	10	—	(90)
Cash from (used in) operating activities	3,278	34	—	3,312
Additions to property, plant and equipment	(1,342)	(34)	—	(1,376)
Cash from (used in) investing activities	(1,272)	(34)	—	(1,306)

IMPERIAL OIL LIMITED

Consolidated balance sheet	Reported			Reported
	under	Increase/(decrease) due to		under
millions of dollars	Cdn.GAAP	(a)	(b)	U.S.GAAP

(As at December 31, 2005)
Investments and other long-term assets	492	—	(365)	127
Property, plant and equipment, net	10,016	116	—	10,132
Other intangible assets, net	60	—	93	153
Total assets	15,738	116	(272)	15,582

Other long-term obligations	1,124	—	604	1,728
Deferred income tax liabilities	1,468	41	(296)	1,213
Earnings reinvested	5,391	75	—	5,466
Accumulated other nonowner changes in equity	—	—	(580)	(580)
Total liabilities and shareholders’ equity	15,738	116	(272)	15,582

(As at December 31, 2004)
Investments and other long-term assets	270	—	(140)	130
Property, plant and equipment, net	9,569	78	—	9,647
Other intangible assets, net	52	—	97	149
Total assets	13,992	78	(43)	14,027

Other long-term obligations	1,010	—	515	1,525
Deferred income tax liabilities	1,319	26	(190)	1,155
Earnings reinvested	4,837	52	—	4,889
Accumulated other nonowner changes in equity	—	—	(368)	(368)
Total liabilities and shareholders’ equity	13,992	78	(43)	14,027

(a)	Under U.S. GAAP, interest costs related to major capital projects under construction are required to be capitalized as part of property, plant and equipment. Under Canadian GAAP, the company did not capitalize interest costs for the same projects.

(b)	Under U.S. GAAP, the accumulated benefit obligation (ABO) is the actuarial present value of benefits attributed to employee service rendered up to the end of the year and is based on current compensation levels. Since the amount by which the ABO less the fair value of plan assets was greater than the liability previously recognized in the consolidated balance sheet, an additional minimum pension liability was required. The minimum pension liability has no impact on net income and because this adjustment was non-cash, its effect has been excluded from the accompanying consolidated statement of cash flows. No such adjustment is required under Canadian GAAP.

IMPERIAL OIL LIMITED
3.	BUSINESS SEGMENTS

	Natural		Petroleum
Fourth quarter	Resources		Products		Chemicals
millions of dollars	2005	2004	2005	2004	2005	2004

REVENUES AND OTHER INCOME
External sales (a)	1,353	1,043	5,780	4,784	331	315
Intersegment sales	957	759	606	501	110	79
Investment and other income	251	4	19	12	—	—

	2,561	1,806	6,405	5,297	441	394
EXPENSES
Exploration (b)	6	7	—	—	—	—
Purchases	770	638	5,009	4,105	317	278
Production and manufacturing (c)	565	409	306	276	50	43
Selling and general (c)	30	4	314	271	22	21
Federal excise tax	—	—	312	318	—	—
Depreciation and depletion	163	165	56	82	3	4
Financing costs	—	1	—	—	—	—

TOTAL EXPENSES	1,534	1,224	5,997	5,052	392	346

INCOME BEFORE INCOME TAXES	1,027	582	408	245	49	48
INCOME TAXES	356	183	145	67	17	17

NET INCOME	671	399	263	178	32	31

Export sales to the United States	492	383	224	340	198	171
Cash flows from (used in) operating activities	824	745	520	380	17	16
CAPEX (b)	233	303	148	100	7	4

	Corporate
Fourth quarter	and Other		Eliminations		Consolidated
millions of dollars	2005	2004	2005	2004	2005	2004

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	7,464	6,142
Intersegment sales	—	—	(1,673)	(1,339)	—	—
Investment and other income	9	(45)	—	—	279	(29)

	9	(45)	(1,673)	(1,339)	7,743	6,113

EXPENSES
Exploration (b)	—	—	—	—	6	7
Purchases	—	—	(1,673)	(1,339)	4,423	3,682
Production and manufacturing (c)	—	—	—	—	921	728
Selling and general (c)	(67)	49	—	—	299	345
Federal excise tax	—	—	—	—	312	318
Depreciation and depletion	1	1	—	—	223	252
Financing costs	—	—	—	—	—	1

TOTAL EXPENSES	(66)	50	(1,673)	(1,339)	6,184	5,333

INCOME BEFORE INCOME TAXES	75	(95)	—	—	1,559	780
INCOME TAXES	25	(25)	—	—	543	242

NET INCOME	50	(70)	—	—	1,016	538

Export sales to the United States	—	—	—	—	914	894
Cash flows from (used in) operating activities	(65)	(26)	—	—	1,296	1,115
CAPEX (b)	14	11	—	—	402	418

(a)	Includes crude sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

(c)	Beginning in the third quarter of 2005, incentive compensation expenses previously included in the operating segments, are now reported in the “corporate and other” segment. This change has the effect of isolating in one segment all incentive compensation expenses and improving the transparency of operating events in the operating segments. This change has no impact on consolidated total expenses, net income or the cash-flow profile of the company. Segmented results in the fourth quarter of 2004 have been reclassified for comparative purposes.

IMPERIAL OIL LIMITED

	Natural		Petroleum
Twelve months to December 31	Resources		Products		Chemicals
millions of dollars	2005	2004	2005	2004	2005	2004

REVENUES AND OTHER INCOME
External sales (a)	4,702	3,689	21,793	17,503	1,302	1,216
Intersegment sales	3,487	2,891	2,224	1,666	363	293
Investment and other income	331	45	60	42	—	—

	8,520	6,625	24,077	19,211	1,665	1,509

EXPENSES
Exploration (b)	43	59	—	—	—	—
Purchases	2,837	2,110	19,212	14,769	1,191	1,064
Production and manufacturing (c)	1,931	1,581	1,203	1,064	195	176
Selling and general (c)	36	9	1,096	1,043	81	88
Federal excise tax	—	—	1,278	1,264	—	—
Depreciation and depletion	651	633	230	257	12	13
Financing costs	—	1	2	2	—	—

TOTAL EXPENSES	5,498	4,393	23,021	18,399	1,479	1,341

INCOME BEFORE INCOME TAXES	3,022	2,232	1,056	812	186	168
INCOME TAXES	1,014	715	362	256	65	59

NET INCOME	2,008	1,517	694	556	121	109

Export sales to the United States	1,633	1,360	856	1,074	750	678
Cash flows from (used in) operating activities	2,440	2,331	799	908	94	126
CAPEX (b)	937	1,113	478	283	19	15
Total assets as at December 31	7,347	6,866	6,287	5,555	504	497
Capital employed as at December 31	3,778	3,870	2,642	2,524	223	225

	Corporate
Twelve months to December 31	and Other		Eliminations		Consolidated
millions of dollars	2005	2004	2005	2004	2005	2004

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	27,797	22,408
Intersegment sales	—	—	(6,074)	(4,850)	—	—
Investment and other income	26	(35)	—	—	417	52

	26	(35)	(6,074)	(4,850)	28,214	22,460

EXPENSES
Exploration (b)	—	—	—	—	43	59
Purchases	—	—	(6,072)	(4,849)	17,168	13,094
Production and manufacturing (c)	—	—	(2)	(1)	3,327	2,820
Selling and general (c)	364	141	—	—	1,577	1,281
Federal excise tax	—	—	—	—	1,278	1,264
Depreciation and depletion	2	5	—	—	895	908
Financing costs	6	4	—	—	8	7

TOTAL EXPENSES	372	150	(6,074)	(4,850)	24,296	19,433

INCOME BEFORE INCOME TAXES	(346)	(185)	—	—	3,918	3,027
INCOME TAXES	(123)	(55)	—	—	1,318	975

NET INCOME	(223)	(130)	—	—	2,600	2,052

Export sales to the United States	—	—	—	—	3,239	3,112
Cash flows from (used in) operating activities	118	(53)	—	—	3,451	3,312
CAPEX (b)	41	34	—	—	1,475	1,445
Total assets as at December 31	1,867	1,407	(423)	(298)	15,582	14,027
Capital employed as at December 31	1,488	1,202	—	—	8,131	7,821

(a)	Includes crude sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

(c)	Beginning in the third quarter of 2005, incentive compensation expenses previously included in the operating segments, are now reported in the “corporate and other” segment. This change has the effect of isolating in one segment all incentive compensation expenses and improving the transparency of operating events in the operating segments. This change has no impact on consolidated total expenses, net income or the cash-flow profile of the company. Segmented results for the twelve months ending December 31, 2004 and the first and second quarter of 2005 have been reclassified for comparative purposes.

IMPERIAL OIL LIMITED
4. Investment and other income
Investment and other income includes gains and losses on asset sales as follows:

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2005	2004	2005	2004

Proceeds from asset sales	326	8	440	102
Book value of assets sold	67	5	96	59

Gain/(loss) on asset sales, before tax (a)	259	3	344	43

Gain/(loss) on asset sales, after tax (a)	171	3	233	32

(a)	Fourth quarter 2005 included a gain of $251 million ($163 million, after tax) from the sale of the company’s wholly owned Redwater field and interests in the North Pembina field.
5. Employee retirement benefits
The components of net benefit cost included in total expenses in the consolidated statement of income are as follows:

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2005	2004	2005	2004

Pension benefits:
Current service cost	21	18	86	76
Interest cost	59	60	239	237
Expected return on plan assets	(65)	(55)	(257)	(223)
Amortization of prior service cost	7	6	25	27
Recognized actuarial loss	20	17	83	68

Net benefit cost	42	46	176	185

Other post-retirement benefits:
Current service cost	1	1	7	6
Interest cost	6	6	24	24
Recognized actuarial loss	3	1	7	4

Net benefit cost	10	8	38	34

6. Headquarters relocation
The relocation of the company’s head office from Toronto, Ontario to Calgary, Alberta that was announced in September 2004 has been completed as planned in August 2005.
Expenses in connection with the headquarters relocation activity are expected to total approximately $77 million ($52 million, after tax), about 85 percent of which has been recognized in 2005 in conjunction with employee relocations and compensation payments for employees who chose not to move. All such expenses are included in “selling and general” on the consolidated statement of income.
The change in liabilities associated with headquarters relocation is as follows:

	As at	As at
	Dec. 31	Dec. 31
millions of dollars	2005	2004

Beginning as of January 1	—	—
Additions	65	—
Settlement	(48)	—

Ending	17	—

All operating segments are impacted by this activity, but the largest effects are in the petroleum products segment.

IMPERIAL OIL LIMITED
7. Financing costs

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2005	2004	2005	2004

Debt related interest	13	11	45	37
Capitalized interest	(14)	(11)	(41)	(34)

Net interest expense	(1)	—	4	3
Other interest	1	1	4	4

Total financing costs	—	1	8	7

8. Long-term debt

			As at	As at
			Dec. 31	Dec. 31
			2005	2004

Issued	Maturity date	Interest rate	millions of dollars

2003	$250 million due May 26, 2007 and
	$250 million due August 26, 2007	Variable	500	—
2003	January 19, 2008 (a)	Variable	318	318

Long-term debt			818	318
Capital leases			45	49

Total long-term debt (b)			863	367

(a) The long-term variable-rate loan of $318 million from Exxon Overseas Corporation has been extended to the maturity date noted above.
(b) These amounts exclude that portion of long-term debt totalling $477 million (December 31, 2004 — $995 million), which matures within one year and is included in current liabilities.
9. Other long-term obligations

	As at	As at
	Dec. 31	Dec. 31
millions of dollars	2005	2004

Employee retirement benefits (a)	1,152	1,052
Asset retirement obligations and other environmental liabilities (b)	423	380
Other obligations	153	93

Total other long-term obligations	1,728	1,525

(a) Total recorded employee retirement benefits obligations also include $47 million in current liabilities (December 31, 2004 — $48 million).
(b) Total asset retirement obligations and other environmental liabilities also include $76 million in current liabilities (December 31, 2004 — $76 million).
10. Common shares

	As at	As at
	Dec. 31	Dec. 31
thousands of shares	2005	2004

Authorized	450,000	450,000
Common shares outstanding	332,625	349,320
In 1995 through 2004, the company purchased shares under ten 12-month normal course share purchase programs, as well as an auction tender. On June 23, 2005, another 12-month normal course program was implemented with an allowable purchase of up to 17.1 million shares (five percent of the total on June 21, 2005), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars

1995 — 2003	218.9	5,968

2004 — Fourth quarter	4.1	292
— Full year	13.6	872

2005 — Fourth quarter	3.8	428
— Full year	17.5	1,795

Cumulative purchases to date	250.0	8,635
Exxon Mobil Corporation’s participation in the above maintained its ownership interest in Imperial at 69.6 percent.

IMPERIAL OIL LIMITED
The following table provides the calculation of net income per common share:

			Twelve months
	Fourth quarter		to December 31
	2005	2004	2005	2004

Net income per common share — basic
Net income (millions of dollars)	1,016	538	2,600	2,052

Weighted average number of common shares outstanding (millions of shares)	334.6	351.5	341.4	356.8

Net income per common share (dollars)	3.01	1.53	7.62	5.75

Net income per common share — diluted
Net income (millions of dollars)	1,016	538	2,600	2,052

Weighted average number of common shares outstanding (millions of shares)	334.6	351.5	341.4	356.8
Effect of employee stock-based awards (millions of shares)	1.4	1.0	1.4	0.8

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	336.0	352.5	342.8	357.6

Net income per common share (dollars)	3.00	1.53	7.59	5.74
If the provisions for expensing the value of employee stock options of Financial Accounting Standard No.123, “Accounting for Stock-Based Compensation” had been adopted prior to January 1, 2003, the impact on compensation expense, net income and net income per share for the periods in 2004 would have been negligible. All expenses for employee stock options would have been recognized in net income as of December 31, 2004.
11. Earnings reinvested

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2005	2004	2005	2004

Earnings reinvested at beginning of period	4,938	4,699	4,889	3,952
Net income for the period	1,016	538	2,600	2,052
Share purchases in excess of stated value	(408)	(270)	(1,703)	(801)
Dividends	(80)	(78)	(320)	(314)

Earnings reinvested at end of period	5,466	4,889	5,466	4,889

12. Nonowner changes in shareholders’ equity

			Twelve months
	Fourth quarter		to December 31
millions of dollars	2005	2004	2005	2004

Net income	1,016	538	2,600	2,052
Other nonowner changes in equity (a)	(212)	(102)	(212)	(102)

Total nonowner changes in shareholders’ equity	804	436	2,388	1,950

(a) Minimum pension liability adjustmemt.

IMPERIAL OIL LIMITED
OPERATING STATISTICS
(unaudited)

			Twelve months
	Fourth quarter		to December 31
	2005	2004	2005	2004

GROSS CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Conventional	37	41	38	43
Cold Lake	144	144	139	126
Syncrude	56	57	53	60

Total crude oil production	237	242	230	229
Natural gas liquids (NGLs) available for sale	30	32	31	33

Total crude oil and NGL production	267	274	261	262

NET CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Conventional	28	32	29	33
Cold Lake	137	128	124	112
Syncrude	56	56	53	59

Total crude oil production	221	216	206	204
Natural gas liquids (NGLs) available for sale	24	26	25	26

Total crude oil and NGL production	245	242	231	230

COLD LAKE BLEND SALES (thousands of barrels a day)	189	190	183	167
NGL SALES (thousands of barrels a day)	48	51	39	42

NATURAL GAS (millions of cubic feet a day)
Production (gross)	579	578	580	569
Production (net)	507	524	514	518
Sales	543	536	536	520

AVERAGE REALIZATIONS AND PRICES (Canadian dollars)
Conventional crude oil realizations (a barrel)	66.04	53.22	64.48	48.96
NGL realizations (a barrel)	48.69	38.01	40.00	33.78
Natural gas realizations (a thousand cubic feet)	12.35	7.12	9.00	6.78
Par crude oil price at Edmonton (a barrel)	72.21	58.19	69.86	53.26
Heavy crude oil at Hardisty (Bow River, a barrel)	43.62	36.42	45.62	37.98

PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	33.9	33.5	33.4	33.2
Heating, diesel and jet fuels	27.0	28.3	26.9	27.3
Heavy fuel oils	6.8	6.4	6.0	5.9
Lube oils and other products	7.9	7.3	7.6	7.0

Net petroleum products sales	75.6	75.5	73.9	73.4
Sales under purchase and sale agreements	16.1	15.6	15.2	14.2

Total petroleum products sales	91.7	91.1	89.1	87.6

TOTAL REFINERY THROUGHPUT (millions of litres a day)	76.2	74.7	74.1	74.3
REFINERY CAPACITY UTILIZATION (percent)	95	94	93	93

PETROCHEMICAL SALES (thousands of tonnes a day)	2.7	3.3	3.0	3.3

IMPERIAL OIL LIMITED
SHARE OWNERSHIP, TRADING AND PERFORMANCE
(unaudited)

			Twelve months
	Fourth quarter		to December 31
	2005	2004	2005	2004

RETURN ON AVERAGE CAPITAL EMPLOYED (a)
(percent)			32.6	27.7

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY
(percent)			40.2	34.6

INTEREST COVERAGE RATIO — EARNINGS BASIS
(times covered)			88.1	82.8

SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	334,582	351,468	341,373	356,834
At December 31			332,625	349,320
Number of shareholders
At December 31			14,096	14,953

SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	136.18	73.65	137.37	73.65
Low	96.85	65.28	67.51	56.42
Close at December 31			115.41	71.15

American Stock Exchange (U.S. dollars)
High	116.78	62.45	117.41	62.45
Low	82.41	51.43	54.80	42.34
Close at December 31			99.60	59.38

(a) Return on capital employed is the net income excluding the after-tax cost of financing divided by the average beginning and ending capital employed.